UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2013

FUELCELL ENERGY INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-14204	06-0853042
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3 Great Pasture Road

Danbury, CT 06813

(Address of principal executive offices) (Zip Code)

(203) 825-6000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 19, 2013, FuelCell Energy, Inc., a Delaware corporation (the “Company”), entered into an underwriting agreement (the “Underwriting Agreement”) with Lazard Capital Markets LLC, as sole book-running manager, and Stifel, Nicolaus & Company, Incorporated, as the co-lead manager (together, the “Underwriters”), related to the offering (the “Offering”) of $38 million in aggregate principal amount of the Company’s 8.0% Senior Convertible Notes due 2018 (the “Notes”). The Notes will be issued pursuant to an indenture, as supplemented by a supplemental indenture (collectively, the “Indenture”), to be entered into between the Company and U.S. Bank National Association, as trustee, and to be filed by the Company in a future Current Report on Form 8-K. The Notes are convertible into shares (the “Shares”) of common stock, $0.0001 par value per share, of the Company, in accordance with the terms of the Notes and the Indenture, at an initial conversion rate of 645.1613 shares of common stock per $1,000 principal amount of the Notes (equivalent to an initial conversion price of approximately $1.55 per share) as specified in the Notes, under the circumstances and subject to adjustment as set forth in the Indenture.

The Company is not obligated to issue Shares upon conversion of the Notes and will not be able to pay interest on the Notes in Shares to the extent the issuance of such Shares would exceed, in the aggregate, 19.9% of its outstanding common stock on the date hereof (including Shares issued as interest on the Notes and as conversion of the Notes), unless the Company obtains the prior approval of its stockholders. In the event such conversion and interest payments on the Notes will cross the 19.9% threshold, the Company will settle its conversion and interest obligations, if any, in excess of this limitation in cash, until such time as shareholder approval, if any, is obtained.

The closing of the sale of the Notes is expected to take place on or about June 25, 2013, subject to the satisfaction of customary closing conditions.

The terms of the Notes are further described in the “Description of the Notes”, which is filed as Exhibit 99.2 to this Current Report, and which is incorporated by reference into this Item 1.01.

The Notes and the Shares were registered under the Securities Act of 1933, as amended, pursuant to a shelf registration statement on Form S-3 filed by the Company on September 21, 2010 (Registration No. 333-164412) (the “Registration Statement”). The foregoing description of the Underwriting Agreement is only a summary and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 10.1 to this Current Report, and which is incorporated by reference into this Item 1.01.

This Current Report on Form 8-K does not constitute an offer to sell nor a solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Item 8.01 Other Events.

On June 20, 2013, the Company issued a press release announcing the pricing of the offering of the Notes. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference in this Item 8.01.

In connection with the offering of the Notes, the Company has updated its ratio of earnings to fixed charges included in the Registration Statement to reflect the consolidated financial statements of the Company filed in its Quarterly Report on Form 10-Q for the quarter ended April 30, 2013. The updated ratio of earnings to fixed charges on a consolidated basis is set forth below. You should read the following ratio in conjunction with our consolidated financial statements and the notes to those financial statements that are incorporated by reference in the prospectus supplement related to the offering of the notes.

	Six Months Ended April 30,	Fiscal Year Ended October 31,
	2013(1)	2012 (2)	2011 (2)	2010 (2)	2009 (2)	2008 (2)
Ratio of earnings to fixed charges and preference dividends	N/A	N/A	N/A	N/A	N/A	N/A

(1)	For the six months ended April 30, 2013, our earnings were insufficient to cover fixed charges. The coverage deficiency was $20.6 million.
(2)	For the fiscal years ended October 31, 2012, 2011, 2010, 2009 and 2008, our earnings were insufficient to cover fixed charges. The coverage deficiencies were $34.2 million, $48.3 million, $55.6 million, $68.6 million and $92.9 million, respectively.

For purposes of calculating the ratios of earnings to fixed charges, (i) fixed charges consist of interest on debt, amortization of discount on debt, capitalized interest, and preferred dividends and (ii) earnings consist of pre-tax income from operations and fixed charges (excluding capitalized interest) and include the amortization of capitalized interest.

Item 9.01 Exhibits.

(d) Exhibits.

The following exhibits are filed as exhibits to this Current Report on Form 8-K:

Exhibit No.	Description

10.1	Underwriting Agreement, dated as of June 19, 2013, by and among the Company and Lazard Capital Markets LLC and Stifel, Nicolaus & Company, Incorporated.

12.1	Statement Regarding Computation of Ratio of Earnings to Fixed Charges.

99.1	Press Release, dated June 20, 2013.

99.2	Description of the Notes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUELCELL ENERGY, INC.

Dated: June 20, 2013	By:	/s/ Michael Bishop

Michael Bishop
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Underwriting Agreement, dated as of June 19, 2013, by and among the Company and Lazard Capital Markets LLC and Stifel, Nicolaus & Company, Incorporated.

12.1	Statement Regarding Computation of Ratio of Earnings to Fixed Charges.

99.1	Press Release, dated June 20, 2013.

99.2	Description of the Notes.